NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 12, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 28, 2019, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization of USAA MSCI International Value Momentum Blend Index ETF into VictoryShares USAA MSCI International Value Momentum ETF became effective after the close on June 28, 2019. Shares of USAA MSCI International Value Momentum Blend Index ETF converted into shares of VictoryShares USAA MSCI International Value Momentum ETF with the same aggregate net asset value of USAA MSCI International Value Momentum Blend Index ETF at the time of the reorganization. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on July 1, 2019.